FOR IMMEDIATE RELEASE                                      Contact:Kent A. McKee
Memphis, TN-- July 31, 2008                                       (901) 753-3208



                        MUELLER INDUSTRIES, INC. DECLARES
                         CASH DIVIDEND FOR THIRD QUARTER


      Mueller Industries, Inc. (NYSE: MLI), announced today that its Board of Directors has declared a regular quarterly dividend of 10 cents per share on its common stock. The dividend will be payable September 15, 2008, to shareholders of record on September 1, 2008.

      Mueller Industries, Inc. is a leading manufacturer of copper tube and fittings; brass and copper alloy rod, bar and shapes; aluminum and brass forgings; aluminum and copper impact extrusions; plastic fittings and valves; refrigeration valves and fittings; and fabricated tubular products. Mueller's operations are located throughout the United States and in Canada, Mexico, Great Britain, and China. Mueller's business is importantly linked to: (1) the construction of new homes; (2) the improvement and reconditioning of existing homes and structures; and (3) the commercial construction market which includes office buildings, factories, hotels, hospitals, etc.


                              +++++++++++++++++++++

      Statements in this release that are not strictly historical may be "forward-looking" statements, which involve risks and uncertainties. These include economic and currency conditions, continued availability of raw materials and energy, market demand, pricing, competitive and technological factors, and the availability of financing, among others, as set forth in the Company's SEC filings. The words "outlook," "estimate," "project," "intend," "expect," "believe," "target," and similar expressions are intended to identify forward-looking statements. The reader should not place undue reliance on forward-looking statements, which speak only as of the date of this report. The Company has no obligation to publicly update or revise any forward-looking statements to reflect events after the date of this report.